Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. DECLARES QUARTERLY DIVIDEND

Manitowoc, WI, May 21, 2019 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced that on May 21, 2019 its Board of Directors declared a quarterly cash dividend of $0.05 per share. The dividend will be payable on June 21, 2019 to shareholders of record as of June 7, 2019.

“We are very pleased to offer shareholders this quarterly dividend. We continue to produce solid quarterly earnings, even with the challenges in the dairy sector,” stated Tim Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank. “We are starting to see results from our core deposit strategies in the first quarter, and we feel long term these strategies to grow core deposits will be impactful.”

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan.

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com